EXHIBIT 5.1


                       [Letterhead of O'Melveny & Myers]




                                     May
                                     22nd
                                     1996


(213) 669-6000

                                                                   815,040-999
                                                                      704301

Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89102

          Re:  Common Stock of Southwest Gas Corporation

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") filed by Southwest Gas Corporation (the "Company") with the Securities and Exchange Commission in connection with the registration of 1,439,280 shares of the Company's Common Stock, $1.00 par value (the "Shares"), to be sold by three selling shareholders. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, sale, registration and resale of the Common Stock.

          Subject to the foregoing, and in reliance thereon, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

          We consent to the inclusion of this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading "Legal Matters".

                                                Respectfully submitted,

                                                O'Melveny & Myers